FOR IMMEDIATE RELEASE:

Synutra Reports Third Quarter and First Nine Months of Fiscal 2015 Financial Results

~3Q15 Sales Increase 14.2% Over Prior Year Period~
~Formula Sales Increase 23.7%~
~3Q15 Net Income Increases 84.1% Over Prior Year Period~

Qingdao, China and Rockville, Md. – February 9, 2015 – Synutra International, Inc. (Nasdaq: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced financial results for the third quarter and first nine months of fiscal 2015, ended December 31, 2014.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “We are happy to report very strong results for the third quarter of fiscal 2015. We saw a 24% increase in sales in our powdered formula segment and an 84% increase in net income year-over-year. While competition in the Chinese infant formula market increased, our results this quarter reflect our ability to maintain sales growth through a strategic product offering, including premium and niche products, and drive profitability through operational efficiency. We intend to expand these initiatives as we strategically position Synutra to achieve sustainable growth in the coming quarters and years.”

Third Quarter Fiscal 2015 Financial Results

Net sales were $115.3 million for the third quarter of fiscal 2015, an increase of 14.2% from $101.0 million in the third quarter of fiscal 2014. Net sales from the Company’s branded powdered formula segment were $106.6 million, or 92.4% of net sales, in the third quarter, compared to $86.2 million, or 85.3% of net sales, in the prior year period. This increase was primarily driven by a 24% increase in milk formula sales by volume, and supported by a consistent average selling price relative to the prior year period. Sales of powdered formula products increased to 7,998 tons in the third quarter, compared to 6,449 tons in the prior year period.

Net sales from Nutritional Ingredients and Supplements were $5.6 million, or 4.9% of total net sales, compared to $6.3 million, or 6.2% of net sales, in the prior year period. This segment is primarily comprised of chondroitin sulfate materials sold to certain international pharmaceutical companies.

Net sales from Other Products, which includes imported whole milk powder and whey protein powder sold to industrial customers, were $3.1 million, or 2.7% of net sales, in the third quarter of fiscal 2015, compared to $8.6 million, or 8.5% of net sales, in the prior year period. The decrease in sales from Other Products was primarily due to improved inventory control such that there was not excess milk powder to be sold in bulk to industrial customers.

Gross profit was $52.7 million in the third quarter of fiscal 2015, compared to $40.3 million in the prior year period. Gross margin was 45.7%, an increase from 39.9% in the prior year. This increase was primarily due to reduced production costs from lower-priced whole milk powder. Gross margin for the powdered formula segment was 49.9%, up slightly from 49.7% in the prior year period.

Selling and distribution expenses were $15.9 million in the third quarter of fiscal 2015, compared to $12.5 million in the prior year period. Advertising and promotional expenses were $10.5 million in the third quarter, compared to $9.8 million in the prior year period. The combined percentage of sales of these two expenses increased slightly to 22.8% from 22.0% in the prior year period.

Income from operations was $19.2 million, an increase of 61.1% over the prior year period. Net income increased 84.1% to $17.9 million from $9.7 million. Net income attributable to common stockholders was $17.3 million in the third quarter of fiscal year 2015, or $0.30 per basic share, a 72.9% increase from net income of $10.0 million, or $0.17 per basic share, in the prior year period.

Nine Months ended December 31, 2014 Financial Results

Net sales for the first nine months of fiscal 2015 ended December 31, 2014 increased to $303.8 million from $271.8 million in the prior year period. Net sales from branded powdered formula products increased to $281.6 million, or 92.7% of net sales, compared to $225.9 million, or 83.1% of net sales in the prior year period.

Gross profit increased 17.4% to $135.4 million for the first nine months of fiscal 2015 from $115.3 million in the prior year period. Gross margin was 44.6% compared to 42.4% for the prior year period.

Income from operations was $57.2 million for the first nine months of fiscal 2015, compared to $27.7 million in the prior year period. Net income increased 133.3% to $47.8 million from $20.5 million.

Net income attributable to common stockholders was $45.4 million for the first nine months of fiscal 2014, or $0.79 per basic share, compared to $20.8 million, or $.36 per basic share, in the prior year period.

Balance Sheet

As of December 31, 2014, the Company had cash and cash equivalents of $85.5 million and restricted cash of $190.7 million, including the current and non-current portions.  Net accounts receivable increased to $20.6 million as of December 31, 2014 from $18.9 million as of September 30, 2014. The Company’s inventory position increased to $85.0 million from $84.2 million. Total debt was $386.7 million, including $128.8 million of short-term debt and $134.8 million of long-term debt due within one year, representing an increase of $32.2 million from last quarter.  Net debt, which is total debt net of cash and restricted cash, decreased by $12.3 million from last quarter to $110.5 million. The decrease in net debt was supported by the Company’s ability to use free cash flow for capital expenditures on its French facility during the third quarter.

Conference Call Details

The Company will hold a conference call on Tuesday, February 10, 2015 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
China Toll Free:	400-120-0654
Conference ID:	70012758

A webcast and replay of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of December 31, 2014, this network comprised over 780 independent distributors and over 470 independent sub-distributors who sell Synutra products in approximately 22,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries and our ability to meet governmental requirements, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 646-328-2552

Synutra International, Inc.
Consolidated Balance Sheets
Dollars and shares in thousands, except per share data

	December 31, 2014	March 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$85,468	$90,915
Restricted cash	96,264	67,211
Accounts receivable, net of allowance	20,624	17,763
Inventories	85,042	83,986
Due from related parties	4,329	3,109
Prepaid ncome tax	1,743	244
Receivable from disposal of subsidiaries	6,951	0
Prepayments, tax receivables and others	35,168	22,028

Total current assets	335,589	285,256

Property, plant and equipment, net	180,730	145,833
Land use rights, net	8,740	10,957
Intangible assets, net	3,973	4,270
Restricted cash	94,458	100,533
Due from related parties	1,475	2,355
Other assets	2,961	1,479

TOTAL ASSETS	$627,926	$550,683

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$128,765	$115,917
Long-term debt due within one year	134,760	91,505
Accounts payable	55,542	39,616
Due to related parties	1,007	1,556
Advances from customers	19,014	15,692
Other current liabilities	50,160	45,980

Total current liabilities	389,248	310,266

Long-term debt	123,204	160,533
Deferred government subsidy	3,924	4,247
Capital lease obligations	7,862	7,898
Other long-term liabilities	6,077	6,483

Total liabilities	530,315	489,427

Equity:
Common stockholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at December 31, 2014 and March 31, 2014, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(59,138)	(104,579)
Accumulated other comprehensive income	18,843	30,529

Total common stockholders’ equity	95,151	61,396

Noncontrolling interest	2,460	(140)

Total equity	97,611	61,256

TOTAL LIABILITIES AND EQUITY	$627,926	$550,683

Synutra International, Inc.
Consolidated Statements of Operations
Dollars in thousands, except per share data

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013

Net sales	$115,331	$101,034	$303,770	$271,795
Cost of sales	62,614	60,731	168,390	156,522

Gross profit	52,717	40,303	135,380	115,273

Selling and distribution expenses	15,851	12,486	43,300	40,753
Advertising and promotion expenses	10,498	9,769	29,113	29,008
General and administrative expenses	7,295	6,477	21,542	18,760
Gain on disposal and liquidation of subsidiaries	0	0	15,294	367
Government subsidies	152	362	447	630

Income from operations	19,225	11,933	57,166	27,749

Interest expense	3,315	3,850	11,855	11,761
Interest income	1,807	1,076	5,212	3,186
Other income (expense), net	343	555	309	1,407

Income before income tax expense	18,060	9,714	50,832	20,581

Income tax expense	205	14	3,076	107

Net income	17,855	9,700	47,756	20,474

Net income (loss) attributable to the noncontrolling interest	591	(287)	2,315	(361)

Net income attributable to common stockholders	$17,264	$9,987	$45,441	$20,835

Earnings per share - basic and diluted	$0.30	$0.17	$0.79	$0.36

Weighted average common stock outstanding - basic and diluted	57,301	57,301	57,301	57,301